Exhibit 10.36

SEVERANCE AGREEMENT AND GENERAL RELEASE

This Severance Agreement and General Release (the “Agreement”) is hereby entered into as of January 19, 2021 by and between Peter Tad Kendall (“Executive”) and Remedy BPCI Partners, LLC, a Delaware limited liability company (the “Company”).

WHEREAS, Executive has been employed by the Company in an at-will employment relationship;

WHEREAS, effective as of February 1, 2021 (the “Separation Date”), the Executive will be separated from his employment with the Company and its subsidiaries and its affiliates (collectively, the “Company Group”);

WHEREAS, the Company and Executive do not anticipate that there will be any disputes between them or legal claims arising out of Executive’s separation from employment with the Company Group but, nevertheless, desire to ensure a completely amicable parting and to settle fully and finally any and all differences or claims that might arise out of Executive’s employment.

NOW, THEREFORE, in consideration of the promises and benefits set forth herein, the parties hereto agree as follows:

1. Severance Benefits. In exchange for (a) the general release of claims and other good and valuable consideration in this Agreement and (b) Executive’s agreement to remain available and responsive to the Company until the Separation Date for all needed transition questions, the Company agrees to pay and provide to Executive the severance payments and benefits set forth in Section 5(b) of the Employment Agreement, dated November 1, 2019, by and between the Company and Executive (the “Employment Agreement”), as follows (collectively, the “Severance Benefits”):

A.

12 months of Executive’s final Base Salary (as defined in the Employment Agreement), payable in the form of salary continuation in substantially equal installments during the 12-month period following the Separation Date (the “Severance Period”), in accordance with the normal payroll practices of the Company.

B.	Notwithstanding Section 2(b) of the Employment Agreement, Executive will be eligible to receive a bonus of $402,500 for 2020.

C.

A pro-rated Target Bonus (as defined in the Employment Agreement) for calendar year 2021 based on the number of days Executive was employed by the Company (based upon a 365 day year), and payable at the same time as such bonus would otherwise have been paid had Executive remained employed by the Company through such date.

D.

Subject to Executive’s timely election of continuation of medical and dental coverage under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), an amount equal to the employer portion of the monthly premiums paid under the Company’s medical and dental benefit plans and programs in which Executive was participating immediately prior to the Separation Date until the earlier of (x) 12 months following the Separation Date; (y) the expiration of Executive’s eligibility for such coverage allowable under COBRA; and (z) the date on which Executive and his eligible dependents become eligible for medical and/or dental coverage from a subsequent employer (A, B, C and D, together, the “Severance Payments”). Notwithstanding the foregoing, in the event that the Company’s payment of Severance Payments set forth in this Section 1(D) would subject the Company to any tax or penalty under the Patient Protection and Affordable Care Act (as amended from time to time, the “ACA”), Section 105(h) of the Internal Revenue Code of 1986, as amended (the “Code”), or applicable guidance or regulations issued under the ACA or Section 105(h) of the Code, Executive and the Company agree to work together in good faith, consistent with the requirements for compliance with or exemptions from Section 409A of the Code, to restructure such benefit.

The Severance Payments will be reduced by withholdings for federal and state income and payroll taxes. Executive acknowledges that the Severance Payments are in addition to any compensation and benefits Executive has earned from the Company and that Executive would not be entitled to the Severance Payments but for Executive’s execution and non-revocation of the release contained in this Agreement. This Agreement must become effective, if at all, by the 60th calendar day following the Separation Date. The first payment of the Severance Payments will be made on the Company’s next regular payday following the expiration of 60 calendar days from the Separation Date; but that first payment shall be retroactive to the day following the Separation Date.

E.

Executive’s Class C Units in Cure Aggregator, LLC, a Delaware limited liability company (“Aggregator”), shall be treated in accordance with the terms of the Incentive Unit Award Agreement, dated as of February 14, 2020, between Executive, Aggregator and Cure TopCo, LLC, a Delaware limited liability company (the “Incentive Unit Agreement”) applicable in connection with a Termination of Employment or Service (as defined in the Incentive Unit Agreement) without Cause (as defined in the Incentive Unit Agreement). Any unvested Time-Based Units and Performance-Based Units (as defined in the Incentive Unit Agreement) that are not vested as of the Separation Date, and do not vest during the “Performance Tail Period” (as defined in the Incentive Unit Agreement) will be cancelled and forfeited as of the Separation Date, in the case of the Time-Based Units, and as of the expiration of the Tail Period, in the case of the Performance-Based Units, without any further action of the part of either party hereto. The Incentive Unit Agreement shall otherwise remain in full force and effect.

2. Payment through Separation Date. Executive understands that Executive will be paid (i) the Base Salary for the final payroll period of Executive’s employment, through the Separation Date, (ii) compensation at the rate of the Base Salary for any vacation time earned but not used as of the Separation Date in accordance with the Company Group policies then in effect, and (iii) reimbursement, in accordance with Section 2(f) of the Employment Agreement, for business expenses incurred by Executive but not yet paid to Executive as of the Separation Date; provided that Executive submits all expenses and supporting documentation required within 60 days of the Separation Date, and provided, further, that such expenses are reimbursable under Company policies as then in effect (clauses (i) through (iii), the “Final Compensation”). Except with respect to clause (iii) of the Final Compensation, the Final Compensation will be paid to Executive within 30 days of the Separation Date (or such shorter period required by law).

Executive confirms and agrees that other than the Final Compensation, Executive has received all wages, reimbursements, payments, or other benefits to which he is entitled as a result of his employment with the Company. Executive acknowledges and agrees nothing within this Agreement is intended to alter the Executive and Company’s at-will relationship and that Executive is required to continue to perform his job duties and abide by all Company policies and procedures through and including the Separation Date, and that Executive’s failure to do so may result in Executive’s termination of employment. In the event Executive’s employment terminates prior to the Separation Date, for any reason, Executive understands that he is not entitled to the Severance Payments.

Except as otherwise specifically provided herein or as required by COBRA or other applicable law, Executive will not be entitled to any compensation or benefits or to participate in any past, present or future employee benefit programs or arrangements of the Company Group, including incentive plans or arrangements, on or after the Separation Date.

3. General Release of Claims.

A.

Executive, for himself, his agents, attorneys, heirs, administrators, executors, assignors, assignees, and anyone acting or claiming to act on his or their joint or several behalf, hereby waives, releases, and forever discharges the Company, its subsidiaries, business units, affiliates, parent companies, predecessors, and successors, including but not limited to, Cure TopCo, LLC, Cure Intermediate 1, LLC, Cure Intermediate 2, LLC, Cure Intermediate 3, LLC, Signify Health, Inc., Signify Health, LLC, Signify Home & Community Care, LLC, Censeo Health LLC, TAV Health, LLC, Drynachan, LLC (d/b/a Advance Health), Signify Health IPA, LLC, Remedy Partners, LLC, Remedy Holdings, LLC, Remedy BPCI Partners, LLC, Signify Episode Administrators, LLC, UMSoft Merger Sub, Inc., PatientBlox, Inc., Signify IPA NY, LLC, Liberty Health, LLC and Liberty Health Partners, LLC, and all other members of the Company Group and any of their respective officers, directors, employees, agents, and legal counsel (collectively, the “Released Parties”) from any and all claims, causes of action, demands, damages, costs, expenses, liabilities, grievances, or other losses, whether known or unknown, that in anyway arise from, grow out of, or are related to Executive’s employment with the Company Group, Executive’s termination of employment with the Company Group, or events that occurred before the date this Agreement is signed (“Claims”). In compliance with the Older Workers Benefit Protection Act, Executive acknowledges that Executive is also specifically waiving any claims under the federal Age Discrimination in Employment Act, as amended.

B.

Executive acknowledges that Executive may hereafter discover Claims or facts in addition to or different from those which Executive now knows or believes to exist with respect to the subject matter of this Agreement and which, if known or suspected at the time of executing this Agreement, may have materially affected this Agreement or Executive’s decision to enter into it. Nevertheless, Executive hereby waives any right or Claim that might arise as a result of such different or additional Claims or facts and Executive hereby expressly waives any and all rights and benefits conferred upon Executive by the provisions of Section 1542 of the Civil Code of the State of California, which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS THAT THE CREDITOR OR RELEASING PARTY DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE AND THAT, IF KNOWN BY HIM OR HER, WOULD HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR OR RELEASED PARTY.

4. Covenant Not to Sue. Executive hereby covenants and agrees that Executive has not, and will not to file, commence or initiate any suits, grievances, demands, or causes of action against the Released Parties based upon or relating to any of the claims released and forever discharged pursuant to this Agreement. In accordance with 29 C.F.R. § 1625.23(b), this covenant not to sue is not intended to preclude Executive from bringing a lawsuit to challenge the validity of the release language contained in this Agreement. If Executive breaches this covenant not to sue, Executive hereby agrees to pay all of the reasonable costs and attorneys’ fees actually incurred by the Released Parties in defending against such claims, demands, or causes of action, together with such and further damages as may result, directly or indirectly, from that breach. Moreover, Executive agrees that he will not persuade or instruct any person to file a suit, claim, or complaint with any state or federal court or administrative agency against the Released Parties. The parties agree that this Agreement will not prevent Executive from filing a charge of discrimination with the Equal Employment Opportunity Commission (“EEOC”), or its equivalent state or local agencies, or otherwise participating in an administrative investigation. However, to the fullest extent permitted by law, Executive agrees to relinquish and forgo all legal relief, equitable relief, statutory relief, reinstatement, back pay, front pay, and any other damages, benefits, remedies, and relief to which Executive may be entitled as a result of any claim, charge, or complaint against the Released Parties and agrees to forgo and relinquish reinstatement, all back pay, front pay, and other damages, benefits, remedies, and relief that he could receive from claims, actions, or suits filed or charges instituted or pursued by any agency or commission based upon or arising out of the matters that are released and waived by this Agreement. The Parties intend that this paragraph and the release of claims herein be construed as broadly as lawfully possible.

5. Return and Conditions. Executive agrees that, within 21 days after the date hereof, Executive will sign and return the Agreement to Kathleen Tourjee, CHRO, via e-signature or scanned document to ktourjee@signifyhealth.com. Executive acknowledges and agrees that he will not be entitled to receive the Severance Benefits unless and until (i) Executive executes an unrevoked Agreement; (ii) Executive remains employed until the Separation Date; (iii) Executive signs and returns the Agreement to the Company and ratifies the release and covenant contained in Sections 3 and 4 hereof through the Separation Date by signing after the Separation Date on the signature page below, and (iv) the Revocation Period (as defined below) has expired without Executive having revoked the Agreement.

6. Disclosures. Executive acknowledges and warrants that Executive is not aware of, or that Executive has fully disclosed to the Company in writing, any matters for which Executive was responsible or which came to Executive’s attention as an executive of the Company that might give rise to, evidence, or support any claim of regulatory violation, illegal conduct, unlawful discrimination, or other cause of action against the Company or any of the Released Parties.

7. No Admission of Wrongdoing or Liability. Nothing contained in this Agreement constitutes, may be construed as, or is intended to be an admission or an acknowledgment by the Released Parties of any wrongdoing or liability, all such wrongdoing and liability being expressly denied.

8. Confidentiality. Executive agrees to maintain absolute confidentiality and secrecy concerning the terms of this Agreement, and will not reveal or disseminate by publication in any manner whatsoever this document or any matters pertaining to it to any other person, including but not limited to any past or present employee, officer, or director of any member of the Company Group or any media representative, except as required by legal process. This confidentiality provision does not apply to communications necessary between Executive’s immediate family members, legal and financial planners, or tax preparers who are also bound to uphold the confidentiality of this Agreement.

9. Non-Disparagement. Without limiting the generality of Section 3(d)(iv) of the Employment Agreement, Executive agrees that, following the date hereof and Executive’s termination of employment, Executive will not disparage or speak unfavorably about the Company or any of the other Released Parties to third parties or in public or otherwise take any action or make any comment whatsoever that would harm, injure, or potentially harm or injure the goodwill of the Company or the other Released Parties. Following the date hereof and Executive’s termination of employment, the Company shall instruct each member of the Board of Directors of Signify Health, Inc., each executive officer of Signify Health, Inc. and each employee of the Company Group who directly reported to Executive immediately prior to the date hereof not to disparage or speak unfavorably about Executive to third parties or in public or to otherwise take any action or make any comment whatsoever that would harm, injure or potentially harm or injure the goodwill of Executive. This provision is not intended to, nor shall it (or any other provision herein), prohibit Executive and the directors, executive officers and employees identified in the immediately preceding sentence from cooperating with any government investigation or court order or from making a good-faith, truthful report to any government agency with oversight responsibility for the Company, including without limitation the Securities and Exchange Commission and the Occupational Safety and Health Administration.

10. Company Property. All records, files, lists, including computer generated lists, data, drawings, documents, equipment, and similar items relating to the Company Group’s business that Executive generated or received from the Company Group remain the Company Group’s sole and exclusive property. Executive agrees to promptly return to the Company all property of the Company Group in Executive’s possession. Executive further represents that Executive has not downloaded, copied, caused to be copied, printed out, or caused to be printed out any documents or other material originating with or belonging to the Company Group, other than for use on behalf of the Company. Executive additionally represents that Executive will not retain in Executive’s possession any such documents or other materials. Executive acknowledges that Executive shall not be entitled to receive the Severance Benefits until all Company Group property has been returned.

11. Restrictive Covenants. The covenants set forth in Section 3 of the Employment Agreement and all obligations of Executive thereunder, and any other restrictive covenants applicable to Executive, shall remain in full force and effect. In addition, and without limiting any obligations of Executive under Section 3(a) of the Employment Agreement, Executive acknowledges that from time to time Executive had access to trade secrets, confidential information, data, and other proprietary information of the Company Group whether or not developed, discovered, or conceived by Executive (collectively, the “Confidential Information”). By way of illustration, but not limitation, Confidential Information includes: all customer lists, prospective customer lists, databases, processes, computer programs, business data, marketing and business plans, budgets, unpublished financial statements, licenses, information relating to the Company Group’s business contracts, marketing strategies, and other secret or confidential matter relating or pertaining to the business and services of the Company Group, whether verbal, written, or electronic. Executive agrees that Executive will hold the Company Group’s Confidential Information in the strictest confidence, will not disclose such information to any person, firm, corporation, or other entity, and will not use such information for any purpose not expressly authorized by the Company.

12. Breach of Agreement; Governing Law. If either party brings a claim for breach of the terms of this Agreement, the prevailing party will be entitled to its reasonable attorneys’ fees and expenses incurred in prosecuting or defending such an action. This Agreement will be governed by, and construed in accordance with, the laws of the State of California, without regard to any conflict of laws principles that would result in the application of the laws of any other jurisdiction. Executive agrees to submit to the exclusive jurisdiction of the courts of or in the State of California in connection with nay dispute arising out of this Agreement or the Employment Agreement.

13. Binding Effect. This Agreement will be binding upon and inure to the benefit of Executive and the Company, and their officers, directors, Executives, agents, legal counsel, heirs, successors, and assigns.

14. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original but all of which, taken together, constitute one and the same agreement.

15. Warranties and Representations. Executive hereby warrants and represents that:

A.	Executive has carefully read and fully understands the comprehensive terms and conditions of this Agreement and the releases set forth therein;

B.	Executive is executing this Agreement knowingly and voluntarily, without any duress, coercion, or undue influence by the Company, its representatives, or any other person;

C.	Executive has had ample opportunity to consult with legal counsel of his own choice before executing this Agreement;

D.	Executive has pending no claim, complaint, grievance or any document with any federal or state agency or any court seeking money damages or relief against the Released Parties.

E.	The Severance Benefits recited above constitute good and valuable consideration for this release;

F.	Executive is fully satisfied with the terms and conditions of this Agreement including, without limitation, the consideration paid to Executive by the Company;

G.	Executive is not waiving rights or claims that may arise after the date this Agreement is executed;

H.	Except as specifically provided herein, Executive has been paid all compensation owed to Executive by the Company;

I.	Executive has had the right to consider the terms of this Agreement for a full 21 days and Executive hereby waives any and all rights to any further review period; and

J.

Executive has the right to revoke this Agreement within seven (7) calendar days after signing it (the “Revocation Period”) by providing prior to the expiration of the Revocation Period, written notice of revocation to Kathleen Tourjee, CHRO, via e-signature or scanned, signed document to ktourjee@signifyhealth.com. If Executive revokes this Agreement during the Revocation Period, the Company’s obligations and Executive’s obligations shall become null and void in their entirety.

16. Entire Agreement; Severability of Terms. This Agreement and Sections 3, 6, 7 (as applicable), 8, 9, 10, 11, 12 and 13 of the Employment Agreement contain the complete, entire understanding of the parties hereto concerning the subject matter hereof, with the exception of any written notice to Executive by Company amending Executive’s Separation Date. In executing this Agreement, neither party relies on any term, condition, promise, or representation other than those expressed herein. This Agreement supersedes all prior and contemporaneous oral and written agreements and discussions with respect to the subject matter hereof. This Agreement may be amended or modified only by written agreement signed by both parties hereto, with the exception of any written notice to Executive by Company amending Executive’s Separation Date. If any provision of this Agreement is determined to be invalid or otherwise unenforceable, then that invalidity or unenforceability will not affect any other provision of this Agreement, which will continue and remain in full force and effect.

17. Compliance with the Older Workers Benefit Protection Act. Executive warrants and represents that Executive has been given 21 days to review this Agreement which provides Executive with information related to Executive’s separation of employment, with legal counsel and that Executive has had fair and full opportunity to consider the terms contained in these documents. Executive understands that Executive may revoke either this Agreement within seven days after signing. Executive has the right to sign this Agreement before the expiration of the 21-day consideration period, and if he chooses to do so, understands he is waiving his right to the full 21-day consideration period.

/s/ Peter Tad Kendall	Dated: January 19, 2021
Peter Tad Kendall

/s/ Kathleen Tourjee	Dated January 19, 2021
Remedy BPCI Partners, LLC
By: Kathleen Tourjee, CHRO

The release and covenant contained in Sections 3 and 4 above are ratified and confirmed with respect to any Claims, acts or omissions through the Separation Date.

ACCEPTED AND AGREED

Date: